EXHIBIT 10.21

MAIN EXTENSION AND GAS TRANSPORTATION AGREEMENT

THIS MAIN EXTENSION AND GAS TRANSPORTATION AGREEMENT (hereinafter “Agreement”) is made by and between Interstate Power and Light Company, an Iowa Corporation having its principal place of business at 200 First Street SE, Cedar Rapids, Iowa (“Company”), and Lincolnway Energy, LLC, an Iowa limited liability company having its principal place of business at 59511 W. Lincoln Highway, Nevada, Iowa (hereinafter “Customer”), as of the last date of execution by either party hereto (the “Effective Date”).

W I T N E S S E T H:

WHEREAS, the Company is engaged in the distribution and transportation of natural gas within the State of Iowa; and,

WHEREAS, the Customer is the owner of property located within the city of Nevada, Iowa, as shown on the map attached to this Agreement as Exhibit A and by this reference made a part hereof (the “Property”); and,

WHEREAS, the Customer intends to purchase natural gas from a third-party supplier (“Customer’s Gas Supply”) and desires to have Company transport the natural gas from the Point of Receipt, as hereafter defined, to the Point of Delivery, as hereafter defined (“Transportation Service”); and,

WHEREAS, Company is willing to provide such Transportation Service to the Customer; and,

WHEREAS, it is necessary that additional Facilities, as further defined in this Agreement, be constructed to allow for transport of the Customer’s Gas Supply from the Point of Receipt to the Point of Delivery and Company is willing and able to construct such facilities under the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the mutual promises herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Company and Customer agree as follows:

Article 1
Definitions

For purposes of this Agreement, unless the context hereof requires otherwise, the following definitions shall be applicable:

1.01    Affiliate shall mean any business entity related to the Customer, either as a Subsidiary of the Customer or as a Subsidiary of a business entity having a majority interest in both the affiliate and the Customer.
1.02    Board shall mean the Iowa Utilities Board, and any successor regulatory authority.

1.03    Commencement Date shall mean a date not later than November 30, 2014, unless extended as provided in this Agreement, upon which Customer notifies Company that it is ready to begin receiving Customer’s Gas Supply through the Facilities and the Company notifies the Customer that it is ready to begin transporting such natural gas through the Facilities.

1.04    Completion Date shall mean a date not later than October 31, 2014, unless extended as provided in this Agreement, upon which Company notifies Customer that the Facilities are substantially complete and ready for the transport of Customer’s Gas Supply to the Point of Delivery.

1.05    Contract Year shall mean a twelve-month period. The first Contract Year shall commence on the Commencement Date unless the Commencement Date shall occur on a day other than the first day of a month, in which event the first Contract Year shall be deemed to commence on the first day of the first full calendar month immediately following the Commencement Date.

1.06    Contract Daily Demand shall mean the daily volume of natural gas which Customer by this Agreement contracts to transport over the Facilities from the Point of Receipt to the Point of Delivery, as set forth in Exhibit G to this Agreement.

1.07    Contract Demand Rate shall mean that portion of the amount to be paid monthly by the Customer for gas Transportation Service which is based upon the Customer’s Contract Daily Demand, as set forth in Exhibit G to this Agreement.

1.08     Facilities shall mean the physical facilities necessary to provide gas Transportation Service from the Point of Receipt to the Point of Delivery and shall include, but shall not be limited to, mains, service lines, customer regulators and metering equipment, pressure regulating stations, land rights, Northern Natural Gas Company (“NNG”) facilities necessary for construction of a gate station, and other requisite facilities.

1.09    Total Project Cost shall mean the total actual cost incurred by the Company to construct the Facilities, and shall include, but not be limited to, development costs, direct costs, loadings, overheads, taxes, allowance for funds used during construction (“AFUDC”), reimbursements to NNG for the benefit of the Customer, right-of-way costs, excess costs and any increases to the Total Project Cost as a result of change orders.

1.10    Mscf shall mean one thousand standard cubic feet of natural gas.

1.11    Point of Delivery shall mean the outlet flange of the Facilities, to be located on the Property as depicted on Exhibit A attached to this Agreement.

1.12    Point of Receipt shall mean the point at which the facilities of the interstate pipeline transporting Customer’s Gas Supply from the third-party supplier are connected with the Company’s facilities at the NNG gate station (“NNG Gate Station”) in Hamilton County, Iowa.

1.13    Project Customers shall mean the entities that are participating as transportation customers of the Facilities as of the date of this Agreement, to wit: E.I. du Pont de Nemours and Company, a Delaware corporation with offices at 1007 Market Street, Wilmington, Delaware 19898 and at 59219 Lincoln Highway, Nevada, Iowa 50201; Iowa State University of Science and Technology, a Iowa Regents Institution having its principal place of business at 1350 Beardshear Hall, Ames, Iowa 50011; and LincolnWay Energy, LLC, an Iowa limited liability company having its principal place of business at 59511 W. Lincoln Highway, Nevada, Iowa 50201.

1.14    Psig shall mean pounds per square inch gauge.

1.15    Subsidiary shall mean a business entity controlled by another business entity through ownership of greater than fifty percent (50%) of its voting stock (in the case of a corporate entity), partnership interests (in the case of a general or limited partnership) or membership units (in the case of a limited liability company).

1.16    Tariff shall mean the Interstate Power and Light Company Original Gas Tariff No. 1, on file with the Board, as it currently exists or as it may be hereafter amended.

1.17    Throughput Guarantee shall mean the amount of natural gas that the Customer commits to transport through the Company’s Facilities on an annual basis, whether or not any such gas is actually sent through the Facilities, all as set forth in Exhibit G to this Agreement.

1.18    Throughput Transportation Rate shall mean that portion of the amount to be paid monthly by the Customer for gas Transportation Service which is based upon the total quantity of gas delivered to the Customer at the Point of Delivery, all as set forth in Exhibit G to this Agreement.

Article 2
Basic Agreements

2.01    Agreement to Construct Facilities for Transportation of Customer’s Gas Supply. Company agrees to construct the Facilities for purposes of transporting the Customer’s Gas Supply from the Point of Receipt to the Point of Delivery, all as provided by the further terms and conditions of this Agreement (the “Project”). The Project is generally described on Exhibit B attached to this Agreement and by this reference incorporated herein.

2.02    Agreement to Transport through the Facilities. The Customer agrees to transport Customer’s Gas Supply, for the term of this Agreement, through Company’s Facilities, for the Customer’s exclusive use or that of its Affiliates, all pursuant to the further terms and conditions of this Agreement.
Article 3
Extension - Acquisition of Right-of-Way

3.01    Easement Acquisition and Terms. Company will, in its sole discretion, acquire such easements, rights-of-way, licenses, permits or deeds (hereinafter collectively referred to as “Easements”) as are reasonably necessary to construct, own, operate and maintain the Facilities from the Point of Receipt to the Point of Delivery, such entire path for the Facilities being hereinafter referred to as the “Right-of-Way”.

3.02    Grant of Easement by Customer. Customer shall, subject to such approvals as may be required under applicable law and for no additional consideration other than as expressly set forth in this Agreement, grant to Company an easement in the form attached to this Agreement as Exhibit C, with rights of ingress and egress, across or through real property owned or controlled by Customer as is reasonably required for the Right-of-Way, the Facilities and to enable the Company to provide services to Customer under the terms of this Agreement. Company agrees to consult with the Customer to determine the portions of Customer’s property to be encompassed within the easement and Customer agrees not to unreasonably circumscribe the required right-of-way.

3.03    Company Interest in Right-of-Way. Company shall maintain all rights and interests in and to the Right-of-Way so long as this Agreement remains in effect.

Article 4
Extension - Construction

4.01    Standards. Company agrees to cause the Facilities to be constructed in a good and workmanlike manner consistent with accepted utility practice. The Facilities will be constructed to accommodate the transportation of not less than 250 Mscf of natural gas per hour with a delivery pressure of 50 Psig at the Point of Delivery when received at the Point of Receipt with a pressure of 750 Psig or greater.

4.02.    Status Reports. Until the Completion Date, Company shall provide weekly status reports by electronic mail to Customer addressing the status of project completion and projected versus actual costs for the Total Project Cost through the date of each report and, in addition, Company shall allow Customer to review documentation relating to the Total Project Cost in accordance with Section 10.05 of this Agreement.

4.03    Substantial Completion. Subject to any extensions allowed by Article 13 of this Agreement, the Facilities shall be Substantially Complete (meaning that the Facilities shall be ready such that they are in service, operating according to the design specifications and available to transport natural gas to the Point of Delivery) no later than the Completion Date.

Article 5
Extension – Total Project Costs Advance and Security

5.01    Company to Advance Subject to Recovery from Customer. Company shall advance the Total Project Cost; provided however, that the Parties understand and agree that the actual Total Project Cost shall be recovered from the Customer during the term of this Agreement by inclusion of the Total Project Cost in the rates to be charged by Company to Customer, pursuant to Article 10 of this Agreement.

5.02    Security for Customer Payment Obligation.

a.    Delivery of Original Letter of Credit; Form; Term. Company may, in its sole discretion, require Customer to provide a letter of credit to secure the Customer’s performance under this Agreement. If the Company requires such a letter of credit, the Customer shall deliver to Company, within thirty (30) days after the Effective Date, a standby irrevocable letter of credit in the face amount of Customer’s proportionate share of the Total Project Cost, which amount shall include a gross-up for tax effects (the “Original Letter of Credit”). The Letter of Credit shall be in the form attached to this Agreement as Exhibit D and by this reference incorporated herein, and shall (i) be issued by a financial institution reasonably acceptable to Company and the deposits of which are insured by the Federal Deposit Insurance Corporation, and (ii) name Company as beneficiary. Unless Company agrees in writing to an earlier release, the Letter of Credit shall remain in effect for the entire Term of this agreement, at which time, and so long as Customer is not in default hereunder, the Letter of Credit will be surrendered by Company to Customer. The failure of Customer to timely deliver, and thereafter maintain, the Letter of Credit in accordance with this Section 5.02 shall constitute a default under the terms of this Agreement.

b.    Draws; Supplemental Letters of Credit. In the event that Company finds it necessary under the terms of this Agreement to make one or more draws on the Original Letter of Credit, Customer shall deliver, within 30 days after the date of Company’s draw on the Original Letter of Credit, a supplemental standby irrevocable letter of credit (“Supplemental Letter of Credit”) in the amount of the draw on the Original Letter of Credit. The foregoing procedure shall apply equally to any draw made on any Supplemental Letter of Credit.

c.    Company Option to Require Additional or Other Security. The Company may, in its sole discretion, require additional or different security as it deems necessary to secure the Customer’s obligations under this Agreement. Any such additional or different security shall be identified on Exhibit E attached to this Agreement and by this reference incorporated herein.

d.    Company Option to Reduce Amount of Letter of Credit. Upon completion of the Project, and in the event that Customer remains current on it payments due Company under the terms of this Agreement, the Company has the option to authorize a reduction in the amount of the Letter of Credit by an amount equal to the non-fuel, non-tax portion of such payments, pursuant to the procedures set forth in Exhibit D attached to this Agreement.

Article 6
Extension - Operation and Maintenance of Facilities

6.01    Company Obligations - Interruptions. The Company’s obligations with respect to service interruptions necessitated by operation and maintenance of the Facilities shall be governed by Company’s Tariff, “General Rules and Regulations” sections 4.15, 4.16 and 4.17, as currently in effect or as hereafter amended.

6.02    Customer Equipment and Piping. The parties’ respective obligations with respect to installation and maintenance of any facilities and equipment located on the Customer’s side of the Point of Delivery shall be governed by Company’s Tariff, “General Rules and Regulations” section 4.06, as currently in effect or as hereafter amended.

Article 7
Extension – Addition of Loads

7.01    The maximum design firm capacity of the Facilities, at the date of this Agreement shall be 5,000 dekatherms per day. In the event that the as-built firm capacity of the Facilities exceeds the design firm capacity, the additional as-built firm capacity shall be allocated among the Project Customers pro rata according to their respective purchase obligations as of the date of this Agreement. In such case, Exhibit G of this Agreement shall be amended to reflect the rate changes necessitated by the change in as-built firm capacity.

7.02    Additional Connections. Subject to the Company’s obligations to meet Customer’s Contract Daily Demand for the firm delivery of natural gas pursuant to this Agreement, Company shall have the right (but not the obligation) to connect other natural gas lines or mains to the Facilities and to transport natural gas through the Facilities for the benefit of third parties. The installation of, and any costs incurred in connection with, any such other natural gas lines or mains, as well as any necessary compression, regulation or quality control equipment on the Facilities to effect deliveries to such third parties, shall be the sole responsibility of Company. Customer shall not be eligible for any refunds or rebates associated with any incremental revenues generated in connection with the ownership or operation of the Facilities, including any such revenues generated on account of additional loads.

7.03    Upgrades. In the event that it becomes necessary, as mutually agreed by Customer and Company, to modify or upgrade the Facilities because of a need for an increase in the Customer’s Contract Daily Demand through the Facilities solely for the benefit of Customer in excess of that prescribed by the original design specifications or under section 7.01 of this Agreement, whichever is greater, then Customer shall be responsible for all such costs and Company and Customer shall mutually agree on the manner and method of payment of the such costs as well as any associated increase in operational costs. In the event that it becomes necessary, as mutually agreed by Customer and Company, to modify or upgrade the Facilities to conform to the natural gas delivery requirements (including those relating to quality) hereof or to comply with applicable legal requirements, Customer shall be responsible, on a pro rata basis with other Project Customers using the Facilities, for such costs. Customer shall not be responsible for the costs of modifications and upgrades necessitated solely by the requirements of other Project Customers serviced by the Facilities.

7.04    Company Option to Bid on the Provision of Additional Services. In the event that Customer’s needs for natural gas service exceeds the Customer’s Contract Daily Demand and pressure requirements contemplated by this Agreement, the Company shall be given the opportunity to submit a response to all requests for proposals to provide gas transportation and/or natural gas service to satisfy the Customer’s increased requirements.

Article 8
Transportation – Customer Procurement of Customer’s Gas Supply

8.01    Customer Responsibilities. Customer shall be solely responsible for the procurement of Customer’s Gas Supply, including without limitation, securing all contractual commitments with natural gas suppliers and obtaining all necessary governmental or other approvals necessary to ensure that the availability of Customer’s Gas Supply for transport on the Facilities by Company throughout the Term of this Agreement.

8.02.    Nominations. Nominations shall be governed by Company’s Tariff, “Gas Transportation General Terms and Conditions” sections 1(ee) and 14, as currently in effect or as hereafter amended.

8.03    Customer Warranty of Title. Customer hereby warrants title to the natural gas delivered to Company for or on account of Customer hereunder or the right to deliver the same for transportation. Customer further warrants that, to the best of its knowledge, its natural gas is free and clear of all liens, claims and encumbrances. In the event any claim is asserted with respect to its ownership or title or taxes or fees applicable to any natural gas delivered to the Point of Receipt for transportation hereunder, including, but not limited to, any claim to such natural gas or for royalties, taxes, license fees, payments or other charges, Customer agrees to indemnify, defend, and hold harmless Company from and against any and all liabilities, damages, suits, debts, losses, costs, and expenses (including attorney’s fees) arising out of or in connection with such claim, to the extent permitted under applicable state or federal laws. In the event that Customer fails or refuses to defend against any such claims, Company shall undertake such defense and Customer shall reimburse the Company for the costs and fees (including attorney’s fees) incurred by Company as a result of such defense, to the extent permitted under applicable state or federal laws.

8.04.    Customer Option to Obtain Gas Supply from Company. At any time during or after the term of this Agreement, Customer may opt to obtain Customer’s Gas Supply from the Company, provided that Company is able to procure a sufficient gas supply from the pipeline company.

Article 9
Transportation – Transportation Service

9.01    Firm Transportation Service. Subject to the provisions of this Agreement and commencing upon the Commencement Date, Company shall provide gas Transportation Service, and Customer agrees to deliver or cause to be delivered to Company for redelivery, through the Facilities, volumes of natural gas up to its proportionate share the Facilities capacity relative to that of the other Project Customers. Company shall receive the natural gas at the Point of Receipt and deliver it to Customer at the Point of Delivery. It is further understood and agreed that the Contract Daily Demand may be adjusted from time to time by mutual written agreement between Company and Customer. Receipt and delivery of more than 5,000 Mscf of natural gas per day through the Facilities by Company hereunder is conditioned upon availability of capacity in the Facilities to provide such service. If modifications must be made to the Facilities to accommodate greater capacity solely for the benefit of Customer, then the same shall be subject to the provisions of Section 7.03 of this Agreement.

9.02    Right to Comingle. Customer agrees that, during the time that natural gas being transported hereunder is in the possession of Company and so long as Company complies with its obligations for delivery of natural gas hereunder to Customer and requires other Project Customers to comply with the obligations imposed upon Customer pursuant to Section 9.03 of this Agreement, Company shall have the right to commingle such natural gas with other natural gas in the Facilities, and to redeliver molecules of natural gas different from those actually received from Customer at the Point of Receipt.

9.03    Quality. All natural gas redelivered by Company to the Point of Delivery shall be, and hereby is, deemed to be of equal quality with the natural gas delivered by Customer to Company at the Point of Receipt. Except for damages or injuries arising from a condition or defect created or caused by Company, or by Company’s breach of its obligations under Section 9.02 of this Agreement, which directly affects the quality of natural gas transported through the Facilities such that it fails to meet the quality specifications of the NNG system, Company shall have no liability to Customer or to any other Project Customer for damages or injuries sustained on account of or relating to the quality of natural gas delivered to the Point of Delivery. Customer’s Gas Supply shall be commercially clean and merchantable and shall be comparable in quality to and interchangeable with Company’s own gas supply. The Company reserves the right to refuse to accept Customer’s Gas Supply that does not meet the Company’s quality specifications.

9.04    Risks. Exhibit F attached to this Agreement and by this reference made a part hereof identifies the risks to Customer associated with transportation of Customer’s Gas Supply reasonably known to Company as of the Effective Date. Exhibit F is provided pursuant to the requirements of 199 Iowa Administrative Code section 19.13(6) as in effect as of the Effective Date.

9.05     Measurement and Testing. Measurement and testing of the transportation of the Customer’s Gas Supply shall be governed by the Company’s Tariff, “General Rules and

Regulations” sections 2, 6 and 7, and the “Gas Transportation General Terms and Conditions”, as currently in effect or as hereafter amended.

9.06    Gas Imbalances. The procedures applicable to balancing and gas imbalances shall be governed by the Company’s Tariff, “Gas Transportation General Terms and Conditions” section 2, as currently in effect or as hereafter amended.

Article 10
General - Rates and Charges – Payment - Records

10.01    Rates and Charges. In consideration of the Company’s advance for construction of the Facilities and for the transportation of Customer’s Gas Supply from the Point of Receipt to the Point of Delivery, Customer shall pay to Company the following rates and charges:

a.    Customer Charge. Customer agrees to pay Company a monthly Customer Charge in the amount set forth in the Company’s Tariff, “Pipeline Corridor Transportation Service”, as currently in effect or as hereafter amended. The first Customer Charge hereunder shall be assessed to Customer on the Commencement Date.

b.    Contract Demand Rate. The Customer in addition agrees to pay to the Company a monthly Contract Demand Rate per dekatherm of its Contract Daily Demand, as identified on Exhibit G to this Agreement.

c.    Throughput Transportation Rate. The Customer agrees to pay the Company a Throughput Transportation Rate per dekatherm of Customer’s Gas Supply delivered to the Point of Delivery, as shown on Exhibit G attached to this Agreement and by this reference incorporated herein.

10.02.    Throughput Guarantee. The Customer guarantees to transport, on an annual basis, the volume of natural gas identified on Exhibit G attached to this Agreement as the “Throughput Guarantee” and to pay the Company the Throughput Transportation Rate for the Throughput Guarantee whether or not Customer actually moves that amount of natural gas through the Company’s Facilities.

10.03.    Taxes. In addition to the Customer Charge, the Contract Demand Rate and the Throughput Transportation Rate, as impacted by the Throughput Guarantee, Customer agrees to pay to Company an amount equal to any and all applicable taxes and charges of any nature imposed upon the Company for Customer’s Gas Supply transported hereunder or as a result of such Transportation Service, including, but not limited to sales taxes, gross receipts taxes, franchise fees, and other similar taxes and charges, unless the Customer is exempt from the payment of such taxes and fees under applicable law.

10.04    Billing; Payment. During each month of the Term commencing with the Commencement Date and on or before the fifth business day of each month thereafter during the Term, Company shall render an invoice to Customer indicating all charges due hereunder for said month, payable within twenty (20) days from the date of receipt by Customer. Amounts billed in a month for Transportation Service will be for natural gas transported during the preceding month. Should Customer fail to pay an invoice on or before the due date thereof, then interest shall accrue on any unpaid balance at the rate of one and one-half percent (1 ½ %) on the past-due amount, or the maximum interest rate permitted by applicable law.

10.05    Books and Records. Each party hereto, at its own expense, shall have the right, upon reasonable advance notice and at all reasonable times to examine those books and records of the other party relating to the natural gas transportation service contemplated in this Agreement during normal working hours at the offices of the other party where such records are kept in the ordinary course of business, to the extent necessary to verify the accuracy of any statement, charge, computation or demand made under or pursuant to this Agreement. Each party agrees to keep records and books of account in accordance with generally accepted accounting principles in the industry. All such books, records, charts and other relevant data relating to the transportation of Customer’s natural gas, shall, unless otherwise provided elsewhere in this Agreement, be retained for a period of three (3) years, or longer if required by any governmental authority having jurisdiction thereof. Any invoice, bill or statement shall be final as to both parties unless questioned in writing within one (1) year after payment was made, or longer if required by any governmental authority having jurisdiction thereof.

Article 11
General - Default and Remedies

11.01    Customer Default. In addition to those events of default on the part of Customer specified elsewhere within this Agreement, the following shall be deemed to be events of default by Customer under this Agreement:

a.    Customer shall fail to pay any valid invoice submitted to Customer pursuant to Article 10 of this Agreement, within thirty (30) calendar days after the same is due, and fails to cure such default within thirty (30) days following the receipt of written notice from Company specifying such default;

b.    Customer shall in any way default under the terms of this Agreement and fails to cure such default within thirty (30) calendar days following the receipt of written notice from Company specifying such default; provided that if Customer has commenced actions to reasonably cure such default within said thirty (30) day period, Customer shall have all reasonable and necessary time to complete such cure;

c.    Customer shall file a petition in bankruptcy or be adjudged bankrupt or insolvent, or an order for relief shall be entered against Customer, under any applicable federal or state bankruptcy or insolvency law, or Customer shall admit that it cannot meet its financial obligations as they become due, or a receiver or trustee shall be appointed for all or substantially all of the assets of Customer; or

d.    Customer shall make a transfer in fraud of creditors or shall make an assignment for the benefit of creditors.

11.02    Company Default. In addition to those events of default on the part of Company specified elsewhere within this Agreement, the following shall be deemed to be events of default by Company under this Agreement:

a.    Company shall in any way default under the terms of this Agreement and fails to cure such default within thirty (30) calendar days following the receipt of written notice from Customer specifying such default; provided that if Company has commenced actions to reasonably cure such default within said thirty (30) day period, Company shall have all reasonable and necessary time to complete such cure;

b.    Company shall file a petition in bankruptcy or be adjudged bankrupt or insolvent, or an order for relief shall be entered against Company, under any applicable federal or state bankruptcy or insolvency law, or Company shall admit that it cannot meet its financial obligations as they become due, or a receiver or trustee shall be appointed for all or substantially all of the assets of Company;

c.    Company shall make a transfer in fraud of creditors or shall make an assignment for the benefit of creditors; or

11.03    Remedies. In addition to any other contractual or legal remedies available to the non-defaulting party, including without limitation recourse to letters of credit as described in section 5.02 of this Agreement, upon the occurrence of an event of default by a party hereto, and the failure of the defaulting party to cure the default in the event that a right to cure is applicable under section 11.01(a) and (b) or 11.02 (a), the non-defaulting party shall be entitled to terminate this Agreement by written notice thereof to the other party, which notice shall specify a date, not less than thirty (30) calendar days after the date of the notice, upon which termination shall be effective (the “Termination Date”).

11.04    Remedies cumulative. All rights and remedies of either party under this Agreement, or existing at law or in equity, are cumulative and the exercise of any one or more rights or remedies shall not be taken to exclude or waive the right to the exercise of any other. Except for termination due to Company’s default pursuant to Sections 11.02(a) and 11.03, any termination of this Agreement shall not relieve Customer from paying any and all charges due hereunder to Company through and including the date of termination, including all costs incurred by the Company through the date of default in construction of the Facilities, including construction work in progress (“CWIP”), as that term is defined by the Board.

Article 12
Limitation of Liability

a.    The Company will use commercially reasonable efforts in the performance of this Agreement. THE COMPANY SHALL NOT BE LIABLE TO THE CUSTOMER FOR ANY LOSS OR DAMAGES SUFFERED BY THE CUSTOMER, WHETHER BASED ON CONTRACT, WARRANTY, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY OR OTHERWISE, FOR ANY SERVICE ABNORMALITIES, EXCEPT TO THE EXTENT THE SAME ARE CAUSED BY THE ACTS OF THE COMPANY.

b.    IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY SPECIAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF THE PERFORMANCE OF THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO LOSS OF POWER, LOSS OF PRODUCT OR LOSS OF REVENUES, WHETHER SUCH CLAIMS ARE BASED ON CONTRACT, WARRANTY, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY OR OTHERWISE

Article 13
General - Force Majeure

13.01    Effect of Force Majeure. In the event Company is rendered unable, by reason of any force majeure, to perform, wholly or in part, any obligation or commitment set forth in this Agreement, then upon giving notice and full particulars (including all supporting documentation) of such event as soon as practicable after the occurrence thereof, the obligations of the Company shall be suspended to the extent and for the period of such force majeure provided that the Company shall make all reasonable attempts to remedy the same with all reasonable dispatch; provided, however, that if any force majeure event results in an inability on the part of the Company to deliver Customer’s Gas Supply for a period of 180 days or more, then the Customer Charge and Throughput Guarantee shall be adjusted on a pro-rata basis.

13.02    Definition. The term force majeure as employed in this Agreement shall mean acts of God, strikes, lockouts or industrial disputes or disturbances, civil disturbances, arrest and restraint of rulers or people, interruptions by government or court orders, necessity for compliance with any present and future valid orders of court (which have been resisted in good faith by all reasonable legal means), or any law, statute, ordinance or regulation promulgated by any governmental or regulatory authority having proper jurisdiction, acts of the public enemy, wars, riots, blockades, insurrections, inability to secure materials by reason of allocations promulgated by authorized governmental agencies, epidemics, landslides, lightning, earthquakes, fires, storms, floods, washouts, inclement weather which necessitates extraordinary measures under the circumstances to construct facilities and/or maintain operations, explosions, partial or entire failure of natural gas supply, breakage or accident to machinery or lines of pipe, freezing of wells or pipelines, the shutting in of facilities for the making of repairs, alterations or maintenance to wells, pipelines or plants, or any other cause whether of the kind herein enumerated or otherwise, not reasonably within the control of the Company and which by exercise of due diligence the Company is able to overcome.

Article 14
General - Term

14.01    Term. This Agreement shall become effective upon execution by both parties and shall continue in full force and effect for a primary term of ten (10) Contract Years from and after the Commencement Date. The Customer may, by notice given to the Company not later than ninety (90) days prior to the end of the applicable Term, extend the Term of this Agreement for two (2) additional five (5)-year terms. Any extension of the Term beyond twenty (20) years shall be by mutual agreement of the parties upon such terms and conditions as the parties may negotiate.

Article 15
General - Governmental Regulations

15.01    Agreement Subject To Regulation. This Agreement is subject to (i) all applicable and valid statutes, ordinances, rules, regulations, and orders of the Board and any other federal, state or local governmental authority having jurisdiction over either of the parties, their facilities, or the subject matter of this Agreement and (ii) the provisions of applicable Tariffs and franchises, except to the extent inconsistent with this Agreement, as approved by the Board.

15.02    Approval Obligations; Effect of Failure to Approve or Unsatisfactory Approval. To the extent any consent or approval of the Board is required with respect to this Agreement or the undertakings hereunder, Company shall be solely responsible for obtaining the same, save and except that Customer shall provide all assistance reasonably requested of it by Company. If Board approval for the construction and installation of the Facilities has not been obtained within a time period which Company in its sole discretion determines that is sufficient to enable it to achieve Substantial Completion of the Facilities by the Completion Date, then it shall promptly advise Customer in writing of such determination or such disapproval by the Board. In such event, either party hereto may terminate this Agreement upon thirty (30) days written notice to the other. In the event that any Board approval includes conditions unacceptable to the Company in its sole discretion, the Company and the Customer shall modify this Agreement as necessary to satisfy the Company’s concerns. In the event that the Company and the Customer are unable to reach agreement on such modification, the Company may terminate this Agreement.

15.03    Notice of Proposed Tariff Changes. The Company shall cause notice to be given to Customer of any proposed revision of the Tariff provisions referenced in sections 6.01, 6.02, 8.02, 9.05, 9.06, 10.01(a) and Exhibit G of this Agreement, at the time the revisions are filed with the Board.

Article 16
General - Assignment

16.01    Company Assignment. This Agreement shall be assignable by Company, so long as any assignee assumes in writing the Company’s obligations under this Agreement. No merger or reorganization by Company, nor transfer to any subsidiary or affiliate of Company, shall constitute as assignment hereunder requiring the consent of Customer. Company shall give Customer written notice of any assignment by Company. Notwithstanding the foregoing, the assignment by Company shall not relieve the Company of its obligations under this Agreement incurred prior to assignment.

16.02    Customer Assignment. This Agreement may be assigned, in whole or in part, by Customer to any assignee approved by the Company, which approval is conditioned upon: (i) the execution by the assignee of a written assumption of the obligations of the Customer; and (ii) provision by the assignee of whatever additional assurances deemed necessary by the Company. Notwithstanding the foregoing, the assignment by Customer shall not relieve such Customer of its obligations under to this Agreement incurred prior to assignment.

Article 17
Representations and Warranties

17.01     Customer Representations and Warranties. Customer represents, warrants and agrees as follows:

a.    Customer is a limited liability company duly organized and validly existing in good standing under the laws of the State of Iowa and has the power to own its property and carry on its business as now being conducted.

b.    Proper action has been taken by the Managers of Lincolnway Energy, LLC to authorize the execution, delivery and performance of this Agreement.

c.    Customer is not subject to any charter, bylaw, mortgage, lien, lease, agreement, instrument, order, judgment or decree, or any other restriction of any kind or character that would prevent the execution of this Agreement.

d.    Customer agrees to remain neutral in any effort by the City of Ames, Iowa (“City”) or any of its citizens to municipalize or condemn the Company’s Facilities within such City during the term of the franchise granted to the Company by the by the City on September 22, 2009.

17.02    Company Representations and Warranties. Company represents, warrants and agrees as follows:

a.    Company is a corporation duly organized and validly existing in good standing under the laws of the States of Iowa and has the corporate power to own its property and carry on its business as now being conducted.

b.    Proper corporate authority from the Board of Directors of Company exists to authorize the execution, delivery and performance of this Agreement.

c.    Company is not subject to any charter, bylaw, mortgage, lien, lease, agreement, instrument, order, judgment or decree, or any other restriction of any kind or character that would prevent the execution of this Agreement.

Article 18
Miscellaneous

18.01    Applicable Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Iowa without giving effect to the conflict of laws thereof, except to the extent local or Federal law governs any of the rights or obligations of the parties hereto. Venue for any action arising under or relating to this Agreement shall be brought in the United States District Court for the Northern District of Iowa, unless the Attorney General for the State of Iowa prohibits Customer from agreeing to such venue, in which case venue may be laid in any court within the State of Iowa having jurisdiction.

18.02    Binding Effect. All covenants and agreements herein contained shall be extended to and be binding upon the successors and assigns of the parties hereto.

18.03    Notices. Any notice provided for in this Agreement, unless specifically provided otherwise herein, shall be in writing and shall be considered as having been given if mailed by registered or certified mail, postage prepaid to:

If to the Company:

Alliant Energy – Ames Operating Office
1284 XE Place
Ames, Iowa 50014

Attention: Key Account Manager

With a copy to:

Alliant Energy
200 First Street SE
Cedar Rapids, Iowa 42410

Attention: Senior Attorney

If to Customer:

Lincolnway Energy, LLC
59511 W. Lincoln Highway
Nevada, Iowa 50201

Attention: President

Either party to this Agreement may change the address for such party’s receipt of any notice required by this Agreement by giving written notice thereof to the other party in accordance with the requirements of this Section. The failure of any notice to be delivered to the attention of a particular designated recipient herein for a party shall not affect the validity of such notice if such notice shall have been given in the manner herein prescribed and addressed to the party at the address designated herein or such address said party may hereafter designate in accordance herewith.

18.04    Amendment; Modification. This Agreement may only be amended or modified by written instrument executed by both parties to this Agreement.

18.05    Headings. The headings used in this Agreement are used for administrative purposes only and do not constitute substantive matters to be considered in construing the terms of this Agreement.

18.06    Final Agreement. This Agreement supersedes any prior understandings or oral agreements between the parties with respect to the subject matter hereof and constitutes the entire understanding and agreement between the parties as to said subject matter.

18.07    Counterparts. This Agreement may be executed in multiple counterparts, each of which shall constitute an original, and in the aggregate shall constitute one agreement.

18.08    Blue Pencil Provision. If any provision contained in this Agreement is held to be invalid, illegal or unenforceable in any respect, that invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained in it.

18.09    Context of Words. Whenever the context requires, all singular words shall include the plural, and vice versa.

18.10    Costs and Attorney Fees. In the event any action is initiated by any party to this Agreement relating to this Agreement or its subject matter, the party prevailing in that action shall be entitled to recover, in addition to all damages allowed by law and other relief, all court costs and reasonable attorneys’ fees incurred in connection with the action, unless such payment is prohibited by applicable law.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year last written below.

INTERSTATE POWER AND LIGHT COMPANY

By: /s/ Thomas L. Aller
Thomas L. Aller
President

Date: 4-17-2013

LINCOLNWAY ENERGY, LLC.

By: /s/ Kim Supercynski
Kim Supercynski
Chief Financial Officer

Date: 3/20/13

BELIN\I0329\0010\Main Extension and Gas Transportation Agreement - Lincolnway (01481143-10).DOC

EXHIBIT A
DEPICTION OF THE PROPERTY

Interstate Power and Light Company (IPL) and Wisconsin Power and Light Company (WPL) both Alliant Energy utility companies and hereafter referred to as the Utilities) assume no liability and make no warranty or representation whatsoever as to the accuracy or completeness of the information contained on this map. Any data provided is for general information only and any use of this data is at your own risk. Any intention to excavate requires compliance with state law including contacting the appropriate one call notification center. Prior to excavation, the actual physical location of buried facilities must be determined pursuant to the requirements of applicable law. This map constitutes limited protected nonpublic data that is confidential and proprietary to the Utilities. By one of the Utilities issuing you a copy of this map, You are deemed to have agreed to treat this information as confidential and to use and disclose it only for the specific project identified in your request for the map and as further restricted below. (If you disagree, please destroy this map and inform the Alliant Energy representative that sent it to You that You cannot comply, that your copy has been removed from all storage mechanisms, and that You will not further use this map.) This map may only be copied or reproduced for internal use by the Utilities or copied, reproduced, or disclosed by You subject to the terms of a nondisclosure or confidentiality agreement between your organization and those to whom you intend to disclose such information for a specific project, whereby the potential recipients agree to use this map only for the specific project identified in the request for the map and to treat this map as the Utilities' confidential and proprietary information restricted from further use, copying or disclosure indefinitely. Any other use, copying or reproduction is strictly forbidden.

Proposed 8" Transmission Pipeline
Proposed Regulating Station
DRS
Existing Ames 120 psig Gas System
Proposed 120 psig 10-inch Pipeline to LWE and DuPont
Proposed Service and Metering Facility for LWE
Exact Location to be Determined
Proposed Service and Metering Facility for DuPont
Exact location to be Determined
210th
220th
590th
580th
600th
566th
35
E41
Ames

N S E W

Alliant Energy Confidential

Scale **1:23,209**

Proposed Pipeline Facility
LWE and DuPont

ALLIANT ENERGY.

EXHIBIT B
DESCRIPTION OF THE PROJECT
(The Project is depicted on the map attached hereto)

CUSTOMER REQUIREMENTS:

•	Lincolnway Energy

•	Maximum Daily Quantity - 5,000 MCFD; delivery pressure 50 psig

•

•	DuPont

•	Maximum Daily Quantity - 5,500 MCFD; delivery pressure 40 psig
•

•	Iowa State University

•	Maximum Daily Quantity - 12,000 MCFD; delivery pressure 50 psig

NNG TAP SITE/INTERCONNECTION:

NNG will provide engineering, design and construction for all necessary components to interconnect with IPL. NNG metering station will include; two pipeline taps to allow for redundant feeding to the metering station, an eight-inch ultrasonic meter and piping without flow control. NNG will also provide the land for the metering station, EFM, commercial power, and meter buildings. The proposed location for the NNG tap is east of US Interstate 35 in Section 31 or Section 32, T-85N, R-23W, Hamilton County, IA.

IPL AT NNG TAP SITE/INTERCONNECTION:

•	IPL to provide the following components at the tap site:

◦	Custody Transfer Valving

◦	Odorization Unit

◦	Telemetering

◦	Pig Launcher Facility

◦	Security

◦	Grounding

TRANSMISSION PIPELINE:

•	From the NNG interconnection tap point, IPL to construct approximately 13 miles of 8” transmission pipe loosely paralleling east of the I-35 corridor to a regulating facility near IPL’s Barilla Tap.

•	Proposed pipeline is approximately 13 miles in length, route dependent.

•	Proposed diameter: 8 inch, pipeline designed to Class 3, %SMYS to be determined.

•	Proposed MAOP: 960 psig.

•	Operating pressure: IPL will be interconnected with NNG without regulation.

•	Proposed Interconnection point is with Northern Natural Gas east of US Interstate 35 in Section 31 or Section 32, T-85N, R-23W, Hamilton County, IA

•	Depth of cover: Minimum 4 feet, Typical 5 – 6 feet

REGULATING STATION NEAR BARILLA TAP:

•	IPL 8” transmission pipeline to interconnect with existing IPL high pressure gas distribution system.

◦	Pig Receiving Facilities

◦	Pressure Regulating Station

◦	Valving

◦	Pipeline Heating Facility

AMES HIGH PRESSURE DISTRIBUTION SYSTEM EXTENSION:

•	IPL to provide approximately 4 miles, 10” pipeline in the Lincoln Hwy or 220th St. corridor from the regulating station near Barilla Tap to Lincolnway Energy and DuPont.

•	MAOP of 10” pipeline is 120 psig.

•	Route of pipeline to be determined.

•	If necessary IPL to obtain pipeline easement from customer

SERVICE AND METERING FACILITIES:

•	IPL to provide service lines and metering facilities at all locations.

◦	Service and metering locations to be mutually agreed upon by IPL and the customer.

◦	Customer will be responsible for connection at the outlet of IPL’s metering facility.

MISCELLANEOUS SYSTEM IMPOROVEMENTS:

•	Ames high pressure system upgrades

•	Marshalltown pressure uprate and high pressure system upgrade

•	Realign Marshalltown West capacity to Ames.

PROJECT SCHEDULE:

•	To Be Determined

◦	Driven by contract execution.

Interstate Power and Light Company (IPL) and Wisconsin Power and Light Company (WPL) both Alliant Energy utility companies and hereafter referred to as the Utilities) assume no liability and make no warranty or representation whatsoever as to the accuracy or completeness of the information contained on this map. Any data provided is for general information only and any use of this data is at your own risk. Any intention to excavate requires compliance with state law including contacting the appropriate one call notification center. Prior to excavation, the actual physical location of buried facilities must be determined pursuant to the requirements of applicable law. This map constitutes limited protected nonpublic data that is confidential and proprietary to the Utilities. By one of the Utilities issuing you a copy of this map, You are deemed to have agreed to treat this information as confidential and to use and disclose it only for the specific project identified in your request for the map and as further restricted below. (If you disagree, please destroy this map and inform the Alliant Energy representative that sent it to You that You cannot comply, that your copy has been removed from all storage mechanisms, and that You will not further use this map.) This map may only be copied or reproduced for internal use by the Utilities or copied, reproduced, or disclosed by You subject to the terms of a nondisclosure or confidentiality agreement between your organization and those to whom you intend to disclose such information for a specific project, whereby the potential recipients agree to use this map only for the specific project identified in the request for the map and to treat this map as the Utilities' confidential and proprietary information restricted from further use, copying or disclosure indefinitely. Any other use, copying or reproduction is strictly forbidden.

35
Proposed NNG Interconnect
NNG Pipeline
Young
Story City
115th
Broad
Hillcrest
115th
600th
130th
221
221
Maple
Roland
130th
Proposed IPL 8" Transmission Pipeline
620th
69
Note: The route shown on this map is preliminary and is subject to the Company's ability to obtain all necessary easements, and approval of the Iowa Utilities Board, as well as other state and local governmental entities.
600th
Gilbert
Mathews
170th
190th
190th
Proposed IPL Regulating Station
Proposed IPL 10" Distribution Pipeline to LWE and DuPont
30th
24th
20th
16th
Carr
Stange
13th
Dayton
220th
Elwood
9th
Duff
Ames
6th
Union
Pullman
Lincoln
Hazel
Kellogg
Lincoln
E41
4th
Lincoln
Hayward
Ash
Beach
4th
580th
Nevada
6th
19th

Alliant Energy Confidential

Ames Area Gas Project

ALLIANT ENERGY.

Scale: 1:104,056

EXHIBIT C
FORM OF EASEMENT

Prepared By:        Interstate Power and Light Company – PO Box 351 - Cedar Rapids, IA 52406 (319) 786-
Return To:        Interstate Power and Light Company – PO Box 351 - Cedar Rapids, IA 52406 (319) 786-
SAVE ABOVE THIS LINE FOR RECORDER

GAS PIPELINE EASEMENT
(IPL as Grantee)

For and in consideration of the sum of One Dollar ($1.00) and other valuable consideration, the receipt of which is hereby acknowledged,                                      (“Grantor(s)”), ADDRESS                                                         do(es) hereby warrant and convey unto Interstate Power and Light Company, an Iowa Corporation, its successor and assigns, (“Grantee”), a perpetual easement with the right, privilege and authority to construct, reconstruct, maintain, operate, repair, patrol and remove a pipeline or lines for the transportation and distribution of gas, steam and other substances, consisting of necessary fixtures, equipment and for communication and electrical controls, including the necessary appurtenances under and on the surface of the ground used or useful for all Corporate purposes, together with the power to extend to any other party the right to use, jointly with the Grantee and pursuant to the provisions hereof, upon, under, over and across the following described lands located in the County of             , and the State of Iowa:

together with all the rights and privileges for the full enjoyment or use thereof for the aforesaid purpose.
Grantor(s) agrees that it will not construct or place any buildings, structures, plants or other obstructions on the property described above.
Grantor(s) also conveys the right and privilege to trim, cut down or control the growth of any trees or other vegetation on said described land and such other trees and vegetation adjacent thereto as in the judgment of the Grantee may interfere with construction, reconstruction, maintenance, operation, repair or the use thereof.
Grantee, its contractor or agent, may enter said premises for the purpose of making surveys and preliminary estimates immediately upon the execution of this easement.
The Grantor(s) also grants to the Grantee the right of ingress and egress to said line or lines, over/under lands now owned by the Grantor(s), for the purpose of constructing, reconstructing, maintaining, operating, patrolling, repairing and removing said line or lines, and the Grantee agrees to pay to the Grantor(s) or its tenants all damages done to the lands (except the cutting and trimming of trees or other vegetation), including crops, field tiles, terraces, fences, equipment or livestock of the Grantor(s) or its tenants, by the Grantee or its employees while constructing, reconstructing, patrolling or repairing said line or lines.

Signed this          day of             , 20    .

GRANTOR(S)

By:

By:

ALL PURPOSE ACKNOWLEDGMENT

STATE OF            )
COUNTY OF            ) ss:

On this        day of       , AD. 20      , before me, the undersigned, a Notary Public in and for said State, personally appeared to me personally known
     or    provided to me on the basis of satisfactory evidence
to be the persons(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

NOTARY SEAL                         (Sign in Ink)
                               (Print/type name)
Notary Public in and for the State of

CAPACITY CLAIMED BY SIGNER

        INDIVIDUAL
        CORPORATE
          Title(s) of Corporate Officers(s):

        N/A
        Corporate Seal is affixed
        No Corporate Seal procured

        PARTNER(s)
        Limited Partnership
        General Partnership

       ATTORNEY-IN-FACT
        EXECUTOR(s),
        ADMINISTRATOR(s),
        or TRUSTEE(s):
        GUARDIAN(s)
        or CONSERVATOR(s)
        OTHER

   SIGNER IS REPRESENTING:
   List name(s) of persons(s) or entity(ies):

EXHIBIT D
FORM OF LETTER OF CREDIT

Customer will be required to provide a Letter of Credit to Company, to be issued by in the amount One Million Dollars ($3,100,000.00). The Letter of Credit, and all subsequent documents related thereto, shall be in the forms attached hereto.

LETTER OF CREDIT

Re: Irrevocable Standby Letter of Credit No. _______________
Dated: _______________
Beneficiary:
Interstate Power and Light Company
200 First Street SE
Cedar Rapids, Iowa 52401
Attention: Mrs. Cait Cink
We, [bank name], hereby establish in favor of the Beneficiary (as defined below), this irrevocable standby Letter of Credit No. ____________ (“Letter of Credit”) at the request of and for the account of Lincoln Way Energy, LLC, an Iowa limited liability company having its principal place of business at 59511 Lincoln Highway Nevada, Iowa 50201 (“Customer”), for the initial amount of ______________________ dollars (U.S.) (U.S. $_______________)(the “Amount”), effective immediately and expiring on the date set forth in numbered paragraphs 5 and 6 hereof.

This Letter of Credit, we are informed, is issued pursuant to the terms of Main Extension and Gas Transportation Agreement dated ______________, 2013, by and between Interstate Power and Light Company, an Iowa corporation having its principal place of business at 200 First Street SE Cedar Rapids, Iowa 52401, as Company, and Lincoln Way Energy, LLC, an Iowa limited liability company having its principal place of business at 59511 Lincoln Highway Nevada, Iowa 50201 as Customer, as the same may be amended from time to time (the “Agreement”). The amount of this Letter of Credit may be increased by amendment from time to time. The amount of this Letter of Credit may be reduced at any time upon our receipt of a reduction certificate in the form of Attachment E.

1.    A drawing hereunder may be made by the Beneficiary on any business day (as defined below) on or prior to the date this Letter of Credit expires by delivering to [bank name], [address] (or at such other address as may be designated by written notice delivered to the Beneficiary as contemplated by numbered paragraph 9 hereof): (i) a draw certificate executed by an authorized officer of the Beneficiary in the form of Attachment A hereto (the “Draw Certificate”), appropriately completed and purportedly signed by such authorized officer; and (ii) a draft in the form of Attachment B hereto (the “Draft”), appropriately completed and purportedly signed by such authorized officer. Upon compliant presentation, the payment of a drawing shall be made in accordance with the terms herein.

2.    We hereby agree to honor a drawing if such documents are presented in conformity with the terms and conditions of this Letter of Credit to us at such address. If a drawing is received at or prior 11:00 am (Central time) on any business day, payment will be made by the close of business on the next business day thereafter; if received after 11:00 am (Central time) on any business day, payment will be made on the second business day thereafter. Payment under this Letter of Credit shall be made in immediately available funds by wire transfer to such account in the name of the Beneficiary at such bank in the United States as may be specified by the Beneficiary in the applicable draw certificate.

3.    Partial drawings are permitted under this Letter of Credit up to the Amount at such time. Draw certificates and drafts under this Letter of Credit may be presented by the Beneficiary sent by overnight delivery or courier to [bank name], at its address set forth above, attention: [____________________] (or at such other address as may be designated by written notice delivered to the Beneficiary as contemplated by numbered paragraph 9 hereof).

4.    If a demand for payment made by Beneficiary hereunder does not, in any instance, conform to the terms and conditions of this Letter of Credit, we shall give Beneficiary written notice that the demand for payment was not effected in accordance with the terms and conditions of this Letter of Credit, stating the reasons therefor and that we will upon instructions from the Beneficiary hold any documents at your disposal or return the same to you. Upon being notified that the demand for payment was not effected in conformity with this Letter of Credit, Beneficiary may correct any such non-conforming demand, provided conforming documents are presented prior to the date this Letter of Credit expires.

5.    This Letter of Credit shall automatically expire at our counters located at ____________________________________, attn: __________ at the close of business which is 5:00 pm (Central time) on ______________ ___, (or such later date to which this Letter of Credit may be extended in accordance with the provisions of numbered paragraph 6 hereof), or the date on which we receive a cancellation certificate in the form of Attachment C hereto executed and purportedly signed by an authorized officer of the Beneficiary upon which this Letter of Credit shall be cancelled immediately.

6.    This Letter of Credit shall be deemed automatically extended without amendment for additional periods of one (1) year each from the present or any future expiration date, unless at least sixty (60) days prior to any such expiration date we notify you in writing by registered mail or overnight courier at the above address (or such other address as may be designated by you as contemplated by numbered paragraph 9 hereof and as amended accordingly) that we elect not to consider this Letter of Credit extended for any such additional one (1) year period. Upon receipt of such notification, you may draw upon this Letter of Credit no earlier than thirty (30) days prior to the expiration of this Letter of Credit pursuant to paragraph numbered 1 hereof, in the full amount then available for drawing, due to non-renewal of this Letter of Credit and that you have not received a satisfactory replacement Letter of Credit as per attachment a.
7.    As used herein, “business day” shall mean any day on which commercial banks are not authorized or required by law to close in Cedar Rapids, Iowa.

8.    Except as otherwise expressly stated herein, this Letter of Credit shall be subject to the Uniform Customs and Practice for Documentary Credits, 2007 Revision, International Chamber of Commerce Publication No. 600 (“Uniform Customs”) and any amendments or revisions thereto. As to matters not addressed by the Uniform Customs, this Letter of Credit shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law rules which may direct the application of the laws of another jurisdiction.

9.    All communications to you in respect of this Letter of Credit shall be in writing and shall be delivered to the address shown for you herein or such other address as may from time to time be designated by you in a written notice to us. All documents are to be presented to us at our address located at: _____________________________________. All communications to us with respect to this Letter of Credit, shall be in writing and shall be delivered to us at the above address or such other address as may from time to time be designated by us in a written notice to you, specifically referring therein to this Letter of Credit by number.

10.    This Letter of Credit is irrevocable.

11.    Anything to the contrary in Article 38 of the Uniform Customs notwithstanding, the Beneficiary may transfer its rights and interest under this Letter of Credit in whole and not in part to any new

Beneficiary, and any such new Beneficiary (or subsequent new Beneficiary) may subsequently transfer its rights under this Letter of Credit to further successor beneficiaries) (the “Transferee”). Transfer of this Letter of Credit to such new Beneficiary shall be effected by the presentation to us of a signed transfer certificate designating such new Beneficiary in the form of Attachment D attached hereto accompanied by this Letter of Credit and payment of the transfer fees specified in Attachment D. Transferee shall be responsible for payment of all costs to effect such transfer and any transfer shall not be effective until transferee has paid all transfer fees in full.
In case of a transfer under this Letter of Credit, the draft and any required statement must be executed by the Transferee as Beneficiary. This Letter of Credit is not transferable to any person with which U.S. persons are prohibited from doing business under the applicable U.S. law and regulations.

12.    All fees associated with this Letter of Credit except for transfer fees are for the account of Customer.

13.    This Letter of Credit sets forth in full our undertaking, and such undertaking shall not in any way be modified, amended, amplified or limited by reference to any document, instrument or agreement referred to herein, except as provided in numbered paragraph 8 hereof, Attachments A, B, C, D and E hereto and the notices referred to herein and any such reference shall not be deemed to incorporate herein by reference any document, instrument or agreement except as set forth above. No amendment or modification of this Letter of Credit may be made without the prior written consent of the Beneficiary and the Customer except when the amount of this Letter of Credit is increased.

14.    If the original of this Letter of Credit has been lost, stolen, mutilated or destroyed, we will promptly issue to the Beneficiary a certified true copy of this Letter of Credit upon our receipt of your acceptable indemnity letter signed by the Beneficiary.

Very truly yours,

[bank name]
_____________________________

____________________________

(authorized name title)

_____________________________

(authorized signature)

Attachment A
(to be on Beneficiary’s Letterhead)

Draw Certificate Under Irrevocable Standby Letter of Credit No._____________

To:     (bank name)
    (address)
Attn: ___________

The undersigned hereby certifies to [bank name] (the “Issuer”), with reference to Standby Letter of Credit No. ___________ (the “Letter of Credit”) issued in favor of the Beneficiary, as follows:

(1)	the undersigned is the ______________ of Interstate Power and Light Company and is duly authorized by the Beneficiary to execute and deliver this certificate on behalf of the Beneficiary;

(2)
Beneficiary hereby makes demand against the Letter of Credit by presentation of the draft accompanying this Draw Certificate, for payment of _______________ Dollars U.S.)(U.S.$________), such amount not being in excess of the Amount;

(3)	Beneficiary is entitled to draw the amount set forth in numbered paragraph 1 hereof because

(a)    Beneficiary is entitled to draw upon this Letter of Credit pursuant to the terms of the Agreement;
or

(b)    Beneficiary has received the notice of non-renewal in a timely manner and a satisfactory replacement Letter of Credit has not been provided at least 30 (thirty) days prior to the expiration date.

(4)	you are hereby directed to make payment of the requested drawing to:

[insert wire instructions]

Interstate Power and Light Company( or Transferee)

By: ______________________
Name:
Title:

Address:	__________________

__________________

__________________

Attachment B
(on Beneficiary’s letterhead)

Drawing under Irrevocable Standby Letter of Credit No. _____________

Date:    _____________

Pay to order of: [Beneficiary’s name]

Amount $_____________U.S.

Drawn Under Irrevocable Letter of Credit No.__________, Dated ______________

Interstate Power and Light Company (or Transferee)

By: ______________________
Name:    ____________________
Title: _____________________

Address:	__________________

__________________

__________________

Attachment C
(on Beneficiary’s letterhead)

Cancellation Certificate
Date:    _________________

Irrevocable standby Letter of Credit No. _________________

The undersigned hereby certifies to [bank name] (“Issuer”), with reference to Irrevocable Standby Letter of Credit No.___________ issued by Issuer to Beneficiary (the “Letter of Credit”), that either: (i) the terms of the Agreement require the return of this Letter of Credit or (ii) the Agreement has been terminated and Customer has satisfied all of its outstanding obligations and paid all amounts remaining due under the Agreement following such termination. Pursuant to numbered paragraph 5 thereof, the Letter of Credit shall expire upon Issuer’s receipt of this Certificate. Attached hereto is the Letter of Credit marked “Cancelled”.

Interstate Power and Light Company (or Transferee)

By: ______________________
Name:    ____________________
Title:______________________

Address:	__________________

__________________

__________________

Attachment D
(on Beneficiary’s letterhead)

Request for Transfer

Date: ________________]

Irrevocable Standby Letter of Credit No. ______________ (“Letter of Credit”)

Ladies and Gentlemen:
For value received, the undersigned Beneficiary hereby irrevocably transfers to:
(Name of Transferee)
(Address)
all rights of the undersigned Beneficiary to draw under the above Letter of Credit in its entirety. Any capitalized term used herein and not defined shall have its respective meaning as set forth in the above-referenced Letter of Credit issued by you.

By this transfer, all rights of the undersigned Beneficiary in such Letter of Credit are transferred to the Transferee and the Transferee shall have the sole rights as Beneficiary thereof, including sole rights relating to any amendments, whether increases or extensions or other amendments and whether now existing or hereafter made. All amendments are to be advised directly to the Transferee without necessity of any consent of or notice to the undersigned Beneficiary.

The Letter of Credit is returned herewith and we ask you to notify the Transferee in such form as you deem advisable of this transfer and of the terms and conditions of the Letter of Credit. Enclosed is our certified check in the amount of ______________ ($ _____________).

Signature Authenticated    (Transferor)

___________________     By:
(Authorized Signature)    name:
(Bank name and address)    title:

The signature and title above conform with those shown in our files as authorized to sign for the Beneficiary. Policies governing signature authorization as required for withdrawals from customer accounts shall also be applied to the authorization of signatures on this form. The authorization of the Beneficiary's signature and title on this form also acts to certify that the authorizing financial institution (i) is regulated by a U.S. Federal banking agency; (ii) has implemented anti-money laundering policies and procedures that comply with applicable requirements of law, including a customer identification program (CIP) in accordance with Section 326 of the USA Patriot Act; (iii) has approved the Beneficiary under its anti-money laundering compliance program; and (iv) acknowledges that [bank name] is relying on the foregoing certifications pursuant to 31 C.F.R. Section 103.121 (b)(6).

Name of bank

_______________________________________
Authorized Signature and Title

________________________________________
Phone number

_______________________________________

ATTACHMENT E
(On Beneficiary’s Letterhead)

Reduction Certificate
Date: ________________

Bank name: ________________
Address: __________________

Irrevocable Standby Letter of Credit No. ________________

The undersigned hereby certifies to [bank name] (“Issuer”), with reference to Irrevocable Standby Letter of Credit No. ________________ issued by Issuer to Beneficiary (the “Letter of Credit”) that the amount may be reduced as set forth below:

Reduction date	Reduction amount	Revised Letter of Credit Amount
Xx-xxx-xx	$xx,xxx.xx	$xx,xxx,xxx.xx

Interstate Power and Light Company (or Transferee)

By:     ________________________
Name:    ________________________
Title:    ________________________

Address:	__________________

__________________

__________________
Date:     _______________________

Accepted and agreed to:

[issuing bank name]

By:    __________________
Its:    __________________
Date:    __________________

EXHIBIT E
ADDITIONAL OR OTHER SECURITY REQUIRED

No additional security shall be required.
]

EXHIBIT F
RISKS OF GAS TRANSPORTATION

Pursuant to 199 Iowa Administrative Code 19.13(6), Company hereby notifies Customer of the risks to Customer associated with transportation of Customer’s Gas Supply. The risks disclosed are those reasonably known to Company at the time this Agreement is executed by Company. Customer is assumed by Company to be aware of all risks associated with Customer’s purchase and transportation of gas prior to its delivery to Company at the Point of Receipt. This notice shall not be construed as limiting in any manner the risks assumed by Customer upon entering into the Agreement. By signing the Agreement, Customer acknowledges that it has been made aware of the risks disclosed and accepts those risks.

The risks associated of election without Company-supplied reserve are as follows:

a.    During the term of this Agreement, Company has no obligation to maintain or secure any gas to sell to Customer for reserve or any other purpose.

b.    If, at any time, Customer desires to purchase gas service from the Company, other than the services set forth in the Agreement, Company shall only be obligated to provide such gas on an as-available basis pursuant to Company’s Tariff on file with the Board.

c.    Customer will be liable to Company for pipeline penalties which Company may incur as a result of incorrect, improper, or late transportation nominations provided to Company. Such penalties also apply to Customer's failure to properly nominate Company supplied reserves. Company reserves the right to reject improper nominations or those not made in a timely manner.

d.    If Customer uses gas from Company supplies in excess of the quantity of Customer’s Gas Supply transported, the gas will be provided only on an as-available basis and subject to penalty provisions, except where Customer has received prior written authorization from Company for limited excess use to be billed under the Company’s Tariff.

e.    Upon termination of the Agreement, Company shall have no obligation to sell gas to the Customer. The right of Customer to buy gas or obtain transportation of Customer’s Gas Supply from Company after termination of this Agreement shall be dependent on Company having or being able to secure adequate distribution capacity or supply at that time. The gas and the transportation of Customer’s Gas Supply shall be provided in accordance with Company’s Tariff.

f.    Other risks not specifically identified in this Exhibit F may arise from other provisions of the Agreement, the Company’s Tariff, and rules, regulations or orders of regulatory authorities.

EXHIBIT G
TRANSPORTATION CHARGES

NOTE: All rates and charges are estimates. The final rates and charges are dependent upon the final Total Project Cost, and will be adjusted once construction is complete and the final Total Project Cost is known. At that time, this Exhibit G will be amended to reflect final rates and charges.

Pursuant to Section 10.02 of the Agreement, for all firm volumes of natural gas transported through the Facilities for Customer by Company during each month of the term of this Agreement, and for all volumes of natural gas purchased by Customer on an interruptible basis, in excess of its Contract Daily Demand as contemplated by this Agreement, Customer agrees to pay to Company, in addition to any applicable Customer Charge, a Transportation Charge calculated in accordance with the following formula:

Contract Years 1 through 5:

Transportation Charge =	TPC / Five Years (ACD * CDR * 12 months) + (ATG * TR)

Where:

TPC = Total Project Cost;
ACD = Aggregate Contract Daily Demands of all Project Customers;
ATG = Aggregate Annual Throughput Guarantee of all Project Customers;
CDR = Contract Demand Rate;
TR = Throughput Transportation Rate, which is calculated as 2.5% of the CDR

Contract Demand Rate: For the initial five-year term of the Agreement, the Contract Demand Rate shall be $ 5.35 per dekatherm of Contract Daily Demand. The Contract Daily Demand is 5,000 dekatherms.

Throughput Transportation Rate: For the initial five-year term of the Agreement, the Throughput Transportation Rate shall be $ 0.1338 per dekatherm of natural gas delivered, and the Customer shall guarantee delivery on an annual basis of 500,500 dekatherms (the “Throughput Guarantee”). At the end of each Agreement year, the Company shall compare actual volumes delivered to the annual Throughput Guarantee. In the event Customer has delivered less than the annual Throughput Guarantee, Company will bill the Customer for the annual throughput deficit in the month following based on the prior year’s Throughput Transportation Rate.

Contract Years 6 through 10:

For contract years 6 through 10, the Transportation Rate shall be calculated using the same formula as for years 1 through 5, except that the following changes in the CDR and the TR shall be utilized in the formula:

The CDR shall be 60% of the CDR used for year 5;
The TR shall be 60% of the TR used for year 5.

The Throughput Guarantee for years 6 through 10 shall be the same as in year 5.

Contract Years 11 through 20:

For contract years 11 through 20, the Transportation Rate shall be calculated using the same formula as for years 6 through 10, provided, however, that the Company shall have the right after the tenth year of the Agreement to adjust the CDR and the TR based upon the percentage change in the Large General Service transportation rate (i.e., the over 200 dekatherm per day rate) as found in the Tariff for Transportation of Customer Owned gas, which is currently $0.7554 per dekatherm.

Other Adjustments:

Contract Demand Adjustments. After the conclusion of the initial ten year term of the Agreement, the Customer shall have the option to adjust its Contract Daily Demand annually to coincide with the Contract Year. In the event the Customer elects to so reduce its annual Contract Daily Demand, the Customer may thereafter increase such its Contract Daily Demand only on the condition that the Company has the capacity available to accommodate the increased Contract Daily Demand; provided however, that the Company shall be under no obligation to reserve additional capacity over and above the Customer’s Contracted Daily Demand, as it may have been reduced pursuant to this provision. In the absence of any such adjustments, the Contract Daily Demand will remain at 5000 dekatherms for years 11 through 20.